EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2010 Second Quarter Results

ALPHARETTA, GEORGIA — August 10, 2010 — Neenah Paper, Inc. (NYSE:NP) today reported income from continuing operations in the second quarter of 2010 of $0.41 per diluted common share compared to a loss of $0.58 per share in the second quarter of 2009. Prior year results included a charge of $0.79 per share associated with closing the company’s Ripon, California fine paper mill.

Net sales of $168.6 million in the second quarter of 2010 increased 25 percent compared to the second quarter of 2009, with double-digit growth in both the Technical Products and Fine Paper segments. Consolidated operating income of $13.7 million in the second quarter of 2010 compared to an operating loss of $10.5 million in the prior year. Excluding charges of $18.0 million in 2009 for the Ripon mill closure, operating income in the second quarter of 2010 increased more than 80 percent from the prior year.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer, said “We were very pleased with results again this quarter. Our operating performance continues to reflect the success of our teams in executing strategies to grow our top and bottom line, as well as improved business conditions. Increased sales, along with actions we’ve taken to implement a leaner cost structure, have resulted in a significant improvement in income despite higher prices for pulp and other input costs. These higher profits, coupled with working capital efficiencies and modest capital spending, allowed us to further reduce debt and raised our year-to-date return on capital more than 10 percent.”

Quarterly Segment and Other Financial Results

Technical Products net sales of $99.7 million in the second quarter of 2010 increased 35 percent compared to $73.9 million in the second quarter of 2009. Sales increased across all products groups, with filtration achieving a quarterly sales record. Sales were also up significantly for tape and abrasives, as demand from key global customers increased as a result of improved economic conditions in 2010. Average net prices in 2010 were higher, reflecting an improved mix of more advanced higher value products and increased selling prices. The increase in sales from higher volumes and price/mix was only partly offset by a weaker Euro, which reduced sales in 2010 by approximately $4 million, or four percent.

Operating income was $8.5 million in the second quarter of 2010 and compared to $3.3 million in the prior year period.  The improvement in operating income and margins resulted from increased volumes and operating efficiencies and higher average selling prices. These items offset approximately $6 million of higher manufacturing input costs, primarily for pulp and latex.

Fine Paper second quarter 2010 net sales of $68.9 million grew 12 percent compared to $61.3 million in 2009. The increased sales resulted from a nine percent growth in shipments and higher net selling prices. Volume growth reflected improved economic conditions, as well as good performance in premium branded products and increased sales to international customers and in targeted new markets.

Operating income was $9.2 million in the second quarter of 2010 and increased $19.2 million from a $10.0 million operating loss in the second quarter of 2009. Excluding charges of $18.0 million related to the 2009 closing of the Ripon mill, operating income increased $1.2 million, or 15 percent, from the prior year. The higher profits were achieved despite a $4 million increase in pulp costs and additional expense to increase reserves for bad debts as a result of a customer bankruptcy. Benefits from increased volume, higher selling prices and a more efficient cost structure combined to offset these cost increases.

Consolidated selling, general and administrative (SG&A) expense was $18.7 million in the second quarter of 2010 and increased $2.1 million compared to the prior year period as a result of the increase in bad debt reserves and higher spending associated with sales growth. Unallocated corporate expense of $4.0 million for the three months ended June 30, 2010 was $0.2 million higher than the prior year.

Net interest expense of $5.0 million in the second quarter of 2010 was $0.3 million less than the prior year, due to lower average debt levels in 2010. Interest expense was $0.7 million less than the first quarter of 2010 due to reduced debt of approximately $80 million following the March 2010 sale of the Company’s remaining timberlands.

The effective tax rate was 28 percent for the second quarter of 2010 and compared to a rate of 46 percent in the second quarter of 2009. The 2009 second quarter rate was higher as a result of the impact of the Ripon mill closure.

Cash flow provided from operations was $14.4 million in the second quarter 2010 and compared to $5.8 million in the second quarter of 2009. Increased cash flow in 2010 was primarily a result of higher earnings. Capital spending was $2.4 million in the second quarter of 2010 and $1.4 million in the second quarter of 2009. Available free cash flow was used to pay down debt and increase cash.

Net debt as of June 30, 2010 was $211 million, consisting of debt of $243 million less cash and cash equivalents of $32 million. Net debt decreased from $333 million in the second quarter of 2009 as a result of using cash generated from operations and proceeds from the March 2010 sale of timberlands to pay down debt. Net debt decreased from $223 million as of March 31, 2010 as cash flows generated in the current quarter were also used to reduce net debt.

Year to Date

Net sales of $335.9 million in 2010 increased 25 percent from sales of $269.3 million in 2009. Sales in both Fine Paper and Technical Products increased in 2010 due to higher volumes, which reflected improved market conditions in 2010.

Operating income of $30.1 million in 2010 increased $35.7 million compared with an operating loss of $5.6 million in 2009. Excluding charges for the Ripon mill closure, operating income increased $17.7 million in 2010 as a result of increased volumes and operating efficiencies, an improved cost structure, higher selling prices and a more favorable mix that combined were able to offset the impact of higher manufacturing input costs.

Cash flow from operations was $28.7 million in 2010 and compared to $35.2 million in the prior year. Cash flow in 2009 included $23.5 million from a decrease in working capital, of which $10.9 million was a refund received for U.S. income taxes. In 2010, working capital increased $2.8 million as a result of higher sales. Excluding changes in working capital, year-to-date cash from operations increased $19.8 million in 2010.

Capital spending was $4.7 million and compared to $4.2 million in the prior year period.

A reconciliation of adjusted income measures to GAAP income measures for the three- and six-month periods ending June 30 are shown below:

	Second Quarter		Year to Date
Continuing Operations	2010	2009	2010	2009
Operating Income (Loss)	$13.7	$(10.5)	$30.1	$(5.6)
Restructuring Charge	—	18.0	—	18.0
Adjusted Operating Income	$13.7	$7.5	$30.1	$12.4

Income (Loss)	$6.3	$(8.6)	$13.6	$(9.3)
Restructuring Charge	—	11.6	—	11.6
Adjusted Net Income	$6.3	$3.0	$13.6	$2.3

Diluted Earnings (Loss) per Share	$0.41	$(0.58)	$0.88	$(0.63)
Restructuring Charge	—	0.79	—	0.79
Adjusted Diluted Earnings per Share	$0.41	$0.21	$0.88	$0.16

Diluted Shares	15,527	14,652	15,367	14,651

Discontinued Operations

For the six months ended June 30, 2010, net income from discontinued operations of $134.6 million resulted primarily from the sale of the timberlands and the reclassification of foreign currency translation gains from accumulated other comprehensive income into earnings, following the company’s substantially complete liquidation of its Canadian investments. Net income for the first six months of 2009 was less than $0.1 million.

Conference Call

Neenah Paper will hold a webcast to discuss second quarter earnings and other matters of interest at 11 a.m. Eastern Daylight Time on Wednesday, August 11. Stockholders and other interested parties are invited either to listen live to the webcast or participate actively in the call by dialing (888) 893-0989 from the U.S. and Canada or (706) 758-4223 for international callers. All participants should use conference ID 90383601.

A replay of the call will be available through the company’s web site until August 31, 2010 and also can be accessed by dialing (800) 642-1687 in the U.S. or (706) 645-9291 internationally, using conference ID 90383601.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for various specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch(TM) and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) changes in prices for pulp, energy, latex and other raw materials, (ii) worldwide economic conditions, (iii) U.S. dollar/Euro and other exchange rates, (iv) significant capital and credit market volatility, (v) the availability of raw materials, (vi) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (vii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net Sales	$168.6	$135.2	$335.9	$269.3
Cost of products sold	136.4	111.0	271.4	224.6
Gross Profit	32.2	24.2	64.5	44.7
Selling, general and administrative expenses	18.7	16.6	35.0	32.9
Restructuring costs	—	18.0	—	18.0
Other (income) expense - net	(0.2)	0.1	(0.6)	(0.6)
Operating Income (Loss)	13.7	(10.5)	30.1	(5.6)
Interest expense-net	5.0	5.3	10.7	11.0
Income (Loss) From Continuing Operations Before Income Taxes	8.7	(15.8)	19.4	(16.6)
Provision (benefit) for income taxes	2.4	(7.2)	5.8	(7.3)
Income (Loss) From Continuing Operations	6.3	(8.6)	13.6	(9.3)
Income (Loss) From Discontinued Operations, net of income taxes	—	(0.1)	134.6	—
Net Income (Loss)	$6.3	$(8.7)	$148.2	$(9.3)

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.43	$(0.58)	$0.92	$(0.63)
Discontinued Operations	—	(0.01)	9.11	—
	$0.43	$(0.59)	$10.03	$(0.63)

Diluted
Continuing Operations	$0.41	$(0.58)	$0.88	$(0.63)
Discontinued Operations	—	(0.01)	8.73	—
	$0.41	$(0.59)	$9.61	$(0.63)

Weighted Average Common
Shares Outstanding (000s)
Basic	14,735	14,652	14,715	14,651

Diluted	15,527	14,652	15,367	14,651

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net Sales:
Fine Paper	$68.9	$61.3	$138.5	$126.1
Technical Products	99.7	73.9	197.4	143.2
Consolidated	$168.6	$135.2	$335.9	$269.3

Operating Income (Loss):
Fine Paper	$9.2	$(10.0)	$18.7	$(1.4)
Technical Products	8.5	3.3	17.8	2.7
Corporate and other	(4.0)	(3.8)	(6.4)	(6.9)
Consolidated	$13.7	$(10.5)	$30.1	$(5.6)

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$32.1	$5.6
Accounts receivable - net	80.0	67.7
Inventories	65.7	70.7
Deferred income taxes	13.2	61.7
Prepaid and other current assets	17.7	24.5
Total current assets	208.7	230.2
Property, plant and equipment - net	250.3	284.4
Deferred income taxes	53.9	37.4
Goodwill and other intangibles - net	61.3	72.4
Other non-current assets	10.5	13.1
Total assets	$584.7	$637.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$9.5	$55.6
Accounts payable	35.2	30.0
Accrued expenses	50.4	48.6
Total current liabilities	95.1	134.2
Long-term debt	233.5	263.6
Deferred income taxes	19.6	23.7
Non-current employee benefits	96.8	105.0
Other noncurrent obligations	2.9	3.3
Total liabilities	447.9	529.8
Stockholders’ equity	136.8	107.7
Total liabilities and stockholders’ equity	$584.7	$637.5

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2010	2009
Operating Activities
Net income (loss)	$148.2	$(9.3)
Depreciation and amortization	15.5	16.8
Stock-based compensation	2.5	1.8
Deferred income tax provision (benefit)	31.8	(8.0)
Pre-tax (gains) losses on disposal of assets	(161.9)	6.6
Decrease (increase) in working capital	(2.8)	23.5
Pension and other postretirement benefits	(4.1)	4.5
Other	(0.5)	(0.7)
Cash provided by operating activities	28.7	35.2
Investing Activities
Capital expenditures	(4.7)	(4.2)
Net proceeds from sale of the Woodlands	78.0	—
Other	0.5	(0.3)
Cash provided by (used in) investing activities	73.8	(4.5)
Financing Activities
Short and long-term borrowings	4.7	12.2
Repayment of debt	(77.9)	(37.9)
Cash dividends paid	(2.9)	(2.9)
Other	0.1	—
Cash used in financing activities	(76.0)	(28.6)
Net increase in cash and cash equivalents	$26.5	$2.1